Exhibit 99.2
Volume:
 • On track to achieve 2.5% to 3.5 % discharge growth in the second half of 2011, which would bring full year discharge growth to between 4.7% and 5.2%.
     − Strong volume comparison in Q4 2010 of 5.9%

Completed sale of five long-term acute care hospitals (LTCHs):
 • The Company completed the sale of five LTCHs for approx. $108 million net cash proceeds.

Initiated call on balance of the 10.75% senior notes:
 • The Company will retire the remaining 10.75% senior notes on September 1, 2011.
     − Additional loss on early extinguishment of debt of approx. $13 million in Q3 2011
     − Interest expense is expected to be approx. $27 million in Q3 2011 and approx.
            $24 million in Q4 2011.

Q3 2011 Observations & Considerations (as of August 22, 2011)
1